                            ASSET PURCHASE AGREEMENT



                                  By and Among

                           TOP AIR MANUFACTURING, INC.
                                       and
                          PARKER ACQUISITION SUB, INC.

                                    as Buyers

                                       and

                               OWOSSO CORPORATION
                                       and
                                   DWZM, INC.

                                   as Sellers

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                                                     TABLE OF CONTENTS
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SECTION 1. DEFINITIONS............................................................................................1

SECTION 2. SALE AND TRANSFER OF ASSETS; ASSUMPTION OF ASSUMED LIABILITIES; CLOSING................................7
         2.1     Purchase and Sale................................................................................7
         2.2     Purchase Price...................................................................................7
         2.3     Assumption of Assumed Liabilities................................................................8
         2.4     Excluded Assets..................................................................................8
         2.5     Closing..........................................................................................8
         2.6     Transactions at Closing..........................................................................9
         2.7     Taxes...........................................................................................10
         2.8     Estimated Adjustment Amount.....................................................................10
         2.9     Real Property...................................................................................12

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................................12
         3.1     Organization and Good Standing..................................................................12
         3.2     Authority; No Conflict..........................................................................12
         3.3     Leased Property.................................................................................13
         3.4     Good Title to Assets............................................................................13
         3.5     Condition and Sufficiency of Assets; Warranty...................................................13
         3.6     Inventory.......................................................................................13
         3.7     Intangibles.....................................................................................14
         3.8     Compliance With Legal Requirements; Governmental Authorizations.................................14
         3.9     Legal Proceedings; Orders.......................................................................15
         3.10    Contracts; No Defaults..........................................................................16
         3.11    Environmental Matters...........................................................................16
         3.12    Labor Relations; Compliance.....................................................................17
         3.13    Suppliers.......................................................................................18
         3.14    Employee Benefit Plans and Similar Arrangements.................................................18
         3.15    Financial Statements............................................................................19
         3.16    Accounts Receivable.............................................................................19
         3.17    Recalls.........................................................................................19
         3.18    Systems and Equipment Year 2000 Compliant.......................................................19
         3.19    Investment Representation.......................................................................20
         3.20    Disclosure......................................................................................20

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................20
         4.1     Organization and Good Standing..................................................................20
         4.2     Authority; No Conflict..........................................................................20
         4.3     Accounts Receivable.............................................................................21

SECTION 5. COVENANTS OF SELLER...................................................................................21
         5.1     Access and Investigation........................................................................21
         5.2     Maintenance of Assets...........................................................................21
         5.3     Required Approvals..............................................................................22
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                                      (i)
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         5.4     Notification....................................................................................22
         5.5     No Negotiation..................................................................................22
         5.6     Best Efforts....................................................................................22

SECTION 6. COVENANTS OF BUYERS...................................................................................23
         6.1     Notification....................................................................................23
         6.2     Required Approvals..............................................................................23
         6.3     Best Efforts....................................................................................23

SECTION 7. EMPLOYMENT MATTERS....................................................................................23
         7.1     Employees.......................................................................................23
         7.2     Employee Records................................................................................23
         7.3     Termination and Severance Pay...................................................................23

SECTION 8. CONDITIONS PRECEDENT TO BUYERS'OBLIGATION TO CLOSE....................................................24
         8.1     Accuracy of Representations.....................................................................24
         8.2     Performance by Sellers..........................................................................24
         8.3     Consents........................................................................................24
         8.4     Title Insurance.................................................................................24
         8.5     Survey of Real Property.........................................................................24
         8.6     Acquisition of Leased Equipment and Leased Real Property........................................25
         8.7     Additional Documents............................................................................25
         8.8     No Proceedings..................................................................................25
         8.9     Material Adverse Change.........................................................................25

SECTION 9. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE............................................26
         9.1     Accuracy of Representations.....................................................................26
         9.2     Buyers'Performance..............................................................................26
         9.3     Consents........................................................................................26
         9.4     Additional Documents............................................................................26
         9.5     No Proceedings..................................................................................26

SECTION 10. POST-CLOSING COVENANTS...............................................................................27
         10.1    Maintenance of Accounts Receivable..............................................................27
         10.2    No Additional Pledges...........................................................................27
         10.3    Information.....................................................................................27
         10.4    Broker Settlement...............................................................................27
         10.5    Environmental Remediation.......................................................................27
         10.6    Permits.........................................................................................27

SECTION 11. TERMINATION..........................................................................................28
         11.1    Termination Events..............................................................................28
         11.2    Effect of Termination...........................................................................28

SECTION 12. INDEMNIFICATION; REMEDIES............................................................................29
         12.1    Survival; Right to Indemnification Not Affected by Knowledge; Exceptions........................29
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                                      (ii)
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         12.2    Indemnification and Payment of Damages by Sellers...............................................29
         12.3    Indemnification and Payment of Damages by Buyers................................................30
         12.4    Procedure for Indemnification--Third Party Claims...............................................30
         12.5    Procedure for Indemnification--Other Claims.....................................................31
         12.6    Legal Fees and Expenses.........................................................................31
         12.7    Limit of Indemnification........................................................................31
         12.8    Right of Set-Off................................................................................31

SECTION 13. ARBITRATION..........................................................................................32
         13.1    Arbitration.....................................................................................32

SECTION 14. GENERAL PROVISIONS...................................................................................32
         14.1    Expenses........................................................................................32
         14.2    Public Announcements............................................................................32
         14.3    Confidentiality.................................................................................32
         14.4    Notices.........................................................................................33
         14.5    Waiver..........................................................................................33
         14.6    Bulk Sales Laws.................................................................................34
         14.7    Entire Agreement and Modification...............................................................34
         14.8    Inconsistencies.................................................................................34
         14.9    Assignments; Successors; No Third-Party Rights..................................................34
         14.10   Severability....................................................................................34
         14.11   Section Headings; Construction..................................................................34
         14.12   Time of Essence.................................................................................34
         14.13   Governing Law...................................................................................35
         14.14   Counterparts....................................................................................35
         14.15   Waiver of Jury Trial............................................................................35
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                                     (iii)

EXHIBITS
--------

Exhibit 2.2(a)(ii)(1)        Form of Note
Exhibit 2.2(a)(ii)(2)        Form of Security Agreement
Exhibit 2.2(a)(ii)(3)        Form of Guaranty Agreement
Exhibit 2.2(b)               Allocation of Purchase Price
Exhibit 2.6(a)(i)            Form of Bill of Sale
Exhibit 2.6(a)(iv)           Form of Assignment and Assumption of Contracts
Exhibit 2.6(a)(vi)           Form of Transition Services Agreement
Exhibit 2.6(a)(vii)          Form of Reimbursement Agreement
Exhibit 8.7(a)               Form of Opinion of Pepper Hamilton, LLP
Exhibit 9.4(a)               Form of Opinion of Gallop, Johnson & Neuman, L.C.

DISCLOSURE SCHEDULES
--------------------

Disclosure Schedule 1        Equipment and Real Property
Disclosure Schedule 2.3(a)   Assigned Contracts
Disclosure Schedule 2.4      Excluded Assets
Disclosure Schedule 3.2(b)   Authority; No Conflict
Disclosure Schedule 3.3      Leased Property
Disclosure Schedule 3.4      Good Title to Assets
Disclosure Schedule 3.5      Condition and Sufficiency of Assets; Warranty
Disclosure Schedule 3.6      Inventory
Disclosure Schedule 3.7      Intangibles
Disclosure Schedule 3.8(a)   Compliance with Legal Requirements
Disclosure Schedule 3.8(b)   Governmental Authorization
Disclosure Schedule 3.9(a)   Legal Proceedings
Disclosure Schedule 3.9(b)   Orders
Disclosure Schedule 3.9(c)   Compliance with Orders
Disclosure Schedule 3.10(a)  Contracts
Disclosure Schedule 3.10(b)  Enforceability of Contracts
Disclosure Schedule 3.10(c)  Compliance with Contracts
Disclosure Schedule 3.10(d)  Renegotiation of Contracts
Disclosure Schedule 3.11     Environmental Matters
Disclosure Schedule 3.13     Suppliers
Disclosure Schedule 3.14(a)  Employee Benefit Plans and Similar Arrangements
Disclosure Schedule 3.15     Financial Statements
Disclosure Schedule 3.18     Year 2000 Compliance
Disclosure Schedule 7.1      Employees


                                      (iv)

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of March 3, 1999, by and between Top Air Manufacturing, Inc., an Iowa corporation ("Top Air") and Parker Acquisition Sub, Inc., an Iowa corporation ("Parker Sub") (Top Air and Parker Sub being referred to collectively as "Buyers"), on the one hand, and Owosso Corporation, a Pennsylvania corporation ("Owosso") and DWZM, Inc., a Pennsylvania corporation ("DWZM") (Owosso and DWZM being referred to collectively as "Sellers"), on the other hand.


                                    RECITALS

         A. Sellers collectively own assets necessary for the manufacture of grain handling and other equipment and the operation of the Business through a division of DWZM known as "Parker Industries."

         B. Sellers desire to sell the Parker Assets, and Parker Sub desires to purchase the Parker Assets, for the consideration and on the terms and conditions set forth in this Agreement.

         C. Parker Sub is a wholly owned subsidiary of Top Air, recently established solely for the purpose of effecting the Contemplated Transactions as the buyer of the Parker Assets, and consequently Top Air is willing to guarantee certain obligations of Parker Sub in connection with the Contemplated Transactions.


                                    AGREEMENT

         The parties, in consideration of the recitals and the mutual covenants contained herein, intending to be legally bound, agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Accounts Receivable" -- all trade accounts receivable arising from the operation of the Business.

         "Accounts Receivable Amount" -- the dollar amount equal to ninety-five percent (95%) of the Accounts Receivable (net of reserves for bad debts) of Parker Industries as shown on the Closing Balance Sheet, less $200,000.

         "Adjustment Amount" -- ninety percent (90%) of the difference, expressed as either a positive or negative value, between the Net Asset Value of Parker Industries shown on the Closing Balance Sheet and $3,911,133 (such amount being the Net Asset Value of Parker Industries as shown on the Balance Sheet).

         "Affiliate" or "Affiliates" -- any Person controlled by, controlling or under common control with a party to this Agreement, including (without limitation) any subsidiary of a party to this Agreement. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Assignment and Assumption of Contracts" -- as defined in Section 2.6(a)(iv).

         "Assigned Contracts" -- as defined in Section 2.3(a).

         "Assumed Liabilities" -- as defined in Section 2.3(a).

         "Authority" -- either the City of Jefferson, Iowa, or the Greene County Economic Development Corporation, whichever entity is the party acquiring the Real Property pursuant to the Authority Transaction.

         "Authority Transaction" -- as defined in Section 2.9.

         "Balance Sheet" -- the unaudited balance sheet of Parker Industries at October 25, 1998 included in the financial statements referred to in Section 3.15.

         "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "Bill of Sale" -- as defined in Section 2.6(a)(i).

         "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Business" -- the manufacture of grain handling and other equipment and the general operation of the business of Parker Industries, as conducted on the date hereof.

         "Buyers" -- as defined in the first paragraph of this Agreement.

         "Buyer Closing Documents" -- as defined in Section 4.2.

         "Cleanup" -- as defined in the definition of "Environmental, Health and Safety Liabilities" below.

         "Closing" -- the consummation of the Contemplated Transactions.

         "Closing Balance Sheet" -- The balance sheet of Parker Industries setting forth the assets and liabilities of the Business as of the close of business on the Closing Date.

         "Closing Date" -- the date and time as of which the Closing occurs.

         "Code" -- the Internal Revenue Code of 1986, as amended.

         "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions" --the sale of the Parker Assets by Sellers to Buyers.

         "Contracts" -- as defined in Section 3.10(a).

         "Current Liabilities" -- those liabilities of the Business accrued and reflected as current liabilities on the Closing Balance Sheet in an amount not to exceed the aggregate amount reflected as current liabilities on the Closing Balance Sheet, but not including that portion of long term liabilities due within a year, inter-company payables, and any other category of current liability not shown on the Balance Sheet.

         "Damages" -- as defined in Section 12.2.

         "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, easement, covenant, condition, which materially adversely affects the use of the subject asset for its then-current purpose, including any restriction on use, voting, transfer, receipt of income, or exercise of any other material attribute of ownership.

         "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental, Health and Safety Liabilities" -- any cost, expense, liability, obligation, or other responsibility arising from or under Environmental, Health and Safety Requirements and consisting of or relating to:
(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses; (c) financial responsibility for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; (d) liability for personal injury, property damage or natural resource damage; or (e) any other compliance, corrective, investigative, or remedial measures under Environmental, Health and Safety Requirements. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.9601 et seq., as amended ("CERCLA").

         "Environmental, Health and Safety Requirements" -- all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "Environmental Report" -- as defined in Section 11.1(b).

         "Equipment" -- that machinery and equipment owned by Sellers, necessary for the operation of the Business, and described on Disclosure Schedule 1 including the Leased Equipment.

         "Estimated Adjustment Amount" -- as defined in Section 2.8.

         "Excluded Assets" - as defined in Section 2.4.

         "Excluded Basket Items" - as defined in Section 12.1

         "Expenses" -- as defined in Section 12.2.

         "Facilities"-- the plants, buildings and structures located on the Real Property described in Disclosure Schedule 1.

         "Fiscal 1998 Financial Statements" -- the audited balance sheet and related statement of operations and statement of cash flows of Parker Industries at and for the twelve month period ended October 25, 1998.

         "GAAP" -- generally accepted accounting principles applied on a consistent basis.

         "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" -- any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "Guaranty Agreement" - as defined in Section 2.2.

         "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

         "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any environmental law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Indemnified Persons" -- as defined in Section 12.2.

         "Intangibles" -- all patents, patent applications, patent rights, trade secrets, inventions, know-how, processes, formulas, product requirements, specifications, research data, trademarks, trademark applications, trademark rights, trade names and all derivations thereof (including, without limitation, all rights to the name Parker Industries to be used in connection with the Business by Sellers or any Affiliate of Sellers), fictitious business names, service mark, logos, copyrights, uncopyrighted work, trade secrets, designs, discoveries, technology, production techniques, software and related source code, customer distributor files and lists which are used or held for use in the Business, and all licenses and rights to use the same, and all applications therefore, and all other proprietary rights and confidential information used in connection with the Business including, but not limited to, all claims and benefits of any kind against third parties in connection with the operation of the Business.

         "Inventory" -- all grain handling equipment, partially manufactured grain handling equipment and weigh carts and the raw materials required to manufacture grain handling equipment and weigh carts, and all other raw materials work in process and finished goods of Parker Industries used in connection with the Business, in each case owned by Sellers at closing.

         "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is or, if such individual is a corporation, such corporation's officers and directors are, actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

         "Leased Equipment" -- that machinery and equipment described on Disclosure Schedule 1 and designated thereon as being subject to a Lease.

         "Leased Real Property" -- that real property described on Disclosure
Schedule 1 and designated thereon as being subject to a Lease.

         "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Manufactured" -- a product the production of which has been completed to such an extent that a serial number has been affixed to such product.

         "Net Asset Value" -- at any time, the sum of the amounts reflected on a balance sheet representing the Inventory, Real Estate and Equipment less accumulated depreciation and less the amount of the Current Liabilities, in each case determined in accordance with Sellers' current accounting procedures, consistently applied.

         "Note" - as defined in Section 2.2.

         "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Parker Assets" -- the Accounts Receivable, Inventory, Equipment, leasehold interests in Leased Equipment, leasehold interests in Leased Real Property and Intangibles.

         "Parker Industries" -- a division of DWZM which operates the Business.

         "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

         "Product Warranty Cap Amount" -- an amount equal to the product obtained by multiplying (i) the amount of the reserves for warranty claims, as shown on the Closing Balance Sheet, by (ii) 125%.

         "Purchase Price" -- as defined in Section 2.2(a);

         "Real Property" -- the real property described on Disclosure
Schedule 1.

         "Reimbursement Agreement" -- as defined in Section 2.6(a)(vii).

         "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "Retained Liabilities" - as defined in Section 2.3.

         "Seller Closing Documents" -- as defined in Section 3.2(a).

         "Sellers" -- as defined in the first paragraph of this Agreement.

         "Survey" -- as defined in Section 8.5.

         "Termination Date" -- as defined in Section 5.1.

         "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) to a Person, or if such Person is a corporation, to an officer or director of such Person or of which such officer or director has actual knowledge, that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "Title Commitment" -- as defined in Section 8.4.

         "Title Company" -- as defined in Section 8.4.

         "Transition Services Agreement" - as defined in Section 2.6(a)(vi).

         "Year 2000 Compliant" -- as defined in Section 3.18.

                                   SECTION 2.
         SALE AND TRANSFER OF ASSETS; ASSUMPTION OF ASSUMED LIABILITIES;
                                    CLOSING

         2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell, transfer, convey and assign the Parker Assets to Parker Sub, and Parker Sub will purchase the Parker Assets from Sellers free and clear of all Encumbrances.

         2.2 Purchase Price.

         (a) The purchase price (the "Purchase Price") for the Parker Assets will be the sum of (x) Two Million, Four Hundred Ten Thousand Dollars ($2,410,000), as adjusted by the Adjustment Amount (whether a positive or negative amount), (y) the Accounts Receivable Amount, and (z) the amount of the Current Liabilities, which Purchase Price shall be payable as follows:

         (i) Two Million, Four Hundred Ten Thousand Dollars ($2,410,000) of the Purchase Price, as adjusted by the Estimated Adjustment Amount in accordance with Section 2.8, shall be payable at Closing by wire transfer of immediately available funds pursuant to wire transfer instructions delivered by Sellers to Buyers no less than three (3) days prior to closing;

         (ii) the Accounts Receivable Amount, as estimated by Sellers, shall be payable by means of Parker Sub's delivery of its non-interest bearing promissory note (the "Note") in the principal amount of such estimated Accounts Receivable Amount payable to DWZM in the form Exhibit 2.2(a)(ii)(1), secured by a first priority interest in the accounts receivable of Parker Sub pursuant to a security agreement in the form attached as Exhibit 2.2(a)(ii)(2); provided, however, that if the amount of the Accounts Receivable Amount, as shown on the Closing Balance Sheet, is different from the amount estimated, then the Note delivered by Parker Sub at Closing will be replaced with a new note of like tenor in the principal amount of the Accounts Receivable Amount shown on the Closing Balance Sheet; which Note, in either case, will be unconditionally guaranteed by Top Air pursuant to the guaranty agreement attached as Exhibit 2.2(a)(ii)(3) hereto (the "Guaranty Agreement"); and

         (iii)  the assumption of the Current Liabilities.

         (b) The purchase price as determined for federal income tax purposes shall be allocated among the Parker Assets as set forth on Exhibit 2.2(b), to be prepared jointly by Buyers and Sellers and delivered by Buyers at Closing, and such allocation shall be used by the parties in preparing (i) Form 8594, Asset Acquisition Statement, for Buyers and Sellers and (ii) all tax returns. Buyers and Sellers shall file Form 8594 prepared in accordance with this Section with its federal income tax return for its tax period which includes the Closing Date. All allocations made pursuant to this Section shall be binding upon the parties and upon each of their successors and assigns, and the parties shall report the transactions contemplated by this Agreement in accordance with such allocations. The parties will make appropriate adjustments to Exhibit 2.2(b) following any adjustments to the Purchase Price pursuant to the terms hereof.

         2.3 Assumption of Assumed Liabilities.

         (a) From and after the Closing, Parker Sub shall assume, pay, perform, fulfill and discharge those obligations of Parker Industries (i) that are required to be performed under those contracts, leases of Leased Equipment and Real Property identified on Disclosure Schedule 2.3(a) (collectively, the "Assigned Contracts"); (ii) that are accrued for on the Closing Balance Sheet as a Current Liability, to the extent of such accrual (including without limitation properly accrued vacation pay); and (iii) for product warranty claims now pending or subsequently asserted regarding products of the Parker Division Manufactured prior to the Closing Date, to the extent of the Product Warranty Cap Amount. The liabilities assumed under this Section 2.3(a) are referred to herein as the "Assumed Liabilities."

         (b) Except for the Assumed Liabilities, in no event shall Buyers assume or incur any liability or obligation hereunder of Sellers' or any of their subsidiaries or Affiliates (collectively, the "Retained Liabilities"). Without limiting the generality of the foregoing, Buyers assume no liability hereunder with respect to (i) liabilities or obligations arising out of Sellers' failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, (ii) any product liability, claim of defective products or similar claim for injury to person (including death) or property or for recall of a defective product for products Manufactured prior to the Closing Date, regardless of when made or asserted, except for product warranty claims, to the extent provided for hereunder, (iii) any federal, state or local income tax of Sellers', and (iv) any other obligation or liability (and all costs and expenses relating thereto) arising in connection with or resulting from, in whole or in part, events or conditions occurring or existing in connection with or arising out of the operation of the Business by Sellers or the ownership, possession, use or sale of the Parker Assets prior to the Closing Date.

         2.4 Excluded Assets. Sellers shall retain the following assets of Parker, which assets shall not be transferred to Buyers in the Contemplated
Transactions: The Real Property (including the Facilities thereon), all corporate and tax records relating to the Business, cash and cash equivalents, tax assets (including refunds) and those additional assets listed on Disclosure
Schedule 2.4 hereto (collectively, the "Excluded Assets").

         2.5 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Gallop, Johnson & Neuman, L.C., 101 South Hanley, Suite 1600, St. Louis, Missouri 63105 at 2:00 p.m. on March 5, 1999 or at such other time and place as the Buyers and Sellers may agree in writing.

         2.6 Transactions at Closing. At the Closing, and on the basis of the representations, warranties, covenants and agreements made herein and in the Exhibits hereto and in the certificates and other instruments delivered pursuant hereto, and subject to the terms and conditions hereof:

         (a) Sellers will deliver to Buyers:

              (i) a Bill of Sale and any other title transfer documents requested by Buyer with respect to all Accounts Receivable, Inventory, Intangibles and Equipment that is not Leased Equipment executed by Owosso and/or DWZM in the form attached hereto as Exhibit 2.6(a)(i) (the "Bill of Sale") and security interest and lien terminations with respect to all liens, pledges, changes, encumbrances, claims, security interests, easements, covenants, conditions and restriction on such Accounts Receivable, Inventory, Intangibles and Equipment;

              (ii) subsistence certificates regarding each of Owosso and DWZM, issued as of a recent date by the Secretary of State of such corporations' states of organization;

              (iii) resolutions duly adopted by the directors of Sellers, and the shareholder(s) of DWZM authorizing execution, delivery and performance of the terms of this Agreement and consummation of the transactions contemplated by this Agreement, certified to Buyers' satisfaction;

              (iv) an Assignment and Assumption of Contracts and such other instruments pursuant to which Sellers assign to Parker Sub the Assigned Contracts and Parker Sub assumes Sellers' obligations thereunder, in the form attached hereto as Exhibit 2.6(a)(iv) (the "Assignment and Assumption of Contracts");

              (v) a certification that neither Seller is a foreign person;

              (vi) an agreement pertaining to Parker Sub's use of Sellers' computer systems currently used in the operation of the Business, in the form attached hereto as Exhibit 2.6(a)(vi) (the "Transition Services Agreement");

              (vii) an agreement pertaining to certain dealer buy-back obligations of Sellers imposed by law with regard to the repurchase of inventory in connection with the termination of Parker Industries dealerships and the indemnification of Buyers with respect to, among other things, profits on the sale of such inventory repurchased, in the form attached hereto as Exhibit 2.6(a)(vii) (the "Reimbursement Agreement");

              (viii) the books and records maintained by Sellers and relating to the Business; and

              (ix) such other documents required pursuant to the terms of this Agreement or as reasonably requested by Buyers in order to facilitate or effect the transfer and conveyance of the Parker Assets to Parker Sub.

         (b) Buyers will deliver to Sellers:

              (i) By wire transfer of immediately available funds, an amount equal to Two Million, Four Hundred Ten Thousand Dollars ($2,410,000), as adjusted by the Estimated Adjustment Amount;

              (ii) the Note;

              (iii) the Security Agreement;

              (iv) the Guaranty Agreement;

              (v) an Assignment and Assumption of Contracts in form and substance acceptable to Buyer;

              (vi) the Transition Services Agreement;

              (vii) the Reimbursement Agreement;

              (viii) a good standing certificate with respect to each Buyer, issued as of a recent date by the Secretary of State of each corporation's state of organization;

              (ix) resolutions duly adopted by the directors of each Buyer authorizing execution, delivery and performance of the terms of this Agreement and consummation of the transactions contemplated by this Agreement, certified to Sellers' satisfaction; and

              (x) any such other documents required pursuant to the terms of this Agreement.

         2.7 Taxes. Except to the extent expressly provided for hereunder, Sellers shall be responsible for all taxes with respect to the Parker Assets that accrue prior to the Closing Date and Buyers shall be responsible for all such taxes that accrue from and after the Closing Date. All real estate and other transfer taxes which are payable or arise as a result of this Agreement or the Closing pursuant to this Agreement shall be paid by Sellers and Buyers together in equal amounts notwithstanding how such taxes are imposed by statute.

         2.8 Estimated Adjustment Amount.

         (a) On or before the fifth business day preceding the Closing Date, Sellers shall provide Buyers, in writing, their estimate of the Net Asset Value of Parker Industries as of the Closing Date, for purposes of estimating the Adjustment Amount (the "Estimated Adjustment Amount") together with the balance sheet and income statement of Parker Industries for the then most-recently completed calendar month and such other information in support of such estimated Net Asset Value. Buyers shall notify Sellers in writing within three business days of its receipt of such estimate as to whether or not Buyers agree with Sellers' estimate and if Buyers disagree with such estimate, the parties will negotiate in good faith in an effort to agree upon an estimated Net Asset Value. If the parties can agree upon an estimated Net Asset Value, then the Adjustment Amount shall be calculated based upon such estimated Net Asset Value and the amount thus calculated shall be and constitute the Estimated Adjustment Amount for purposes of Section 2.2(a)(i). If the parties are unable to agree as to an estimated Net Asset Value, then, for purposes of this agreement, the Sellers' estimate shall be used to determine the Estimated Adjustment Amount. As soon as practicable, but in any event within thirty (30) days after the Closing Date, Sellers shall prepare and deliver to Buyers the Closing Balance Sheet, which Closing Balance Sheet shall be prepared in the same manner as the balance sheet included in the Fiscal 1998 Financial Statements and in accordance with GAAP, but without an audit report or footnotes. Inventory shall be valued in accordance with the foregoing and based upon a joint physical inventory taken on the Closing Date by Buyers, Sellers, and their respective accountants. To the extent that the Adjustment Amount derived from the Net Asset Value shown on the Closing Balance Sheet is more or less than the Estimated Adjustment Amount, Buyers shall pay to Sellers or Sellers shall pay to Buyers, as the case may be, the amount of such difference on a dollar-for-dollar basis and the Purchase Price shall be deemed to be increased or decreased, as the case may be, accordingly. Any amount due under this Section 2.8(a) shall be due within five
(5) business days of the completion of the Closing Balance Sheet and the resolution of any disputes with respect thereto pursuant to Section 2.8(b). Interest shall accrue from the Closing Date on the payment amount due at the rate charged by Mercantile Bank on the Closing Date as its base rate on the Closing Date, and shall be payable simultaneously with the Purchase Price adjustment under this Section 2.8(a).

         (b) Buyers and their accountants shall be entitled to observe and consult with Sellers and their accountants in connection with the preparation of the Closing Balance Sheet. Sellers' independent auditing firm shall make its workpapers available to Buyers and their accountants. If Buyers object to the Closing Balance Sheet, they must notify Sellers in writing of each adjustment item, specifying the amount thereof and setting forth, in reasonable detail, the basis for such adjustment, no later than 20 days after Buyers' receipt of the Closing Balance Sheet. If Buyers do not so notify Sellers, the Closing Balance Sheet, as prepared by Sellers, shall be final, binding and conclusive on the parties. In the event of a dispute with respect to a proposed adjustment, Buyers and Sellers shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyers and Sellers are unable to resolve such dispute(s) within 20 days after Buyers deliver written notice thereof, Buyers or Sellers may submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Buyers and Sellers, or if the parties are unable to agree upon such accounting firm, then Arthur Andersen (Des Moines office) shall be selected (the "Independent Accounting Firm"). The Independent Accounting Firm shall resolve any such dispute by sole reference to Sellers' historic practice of maintaining the books and records of the Business; provided, however, that all issues of materiality with regard to the Closing Balance Sheet shall be determined with reference to Parker Industries as a stand alone entity, conducting the Business, and not with reference to Owosso on a consolidated basis. The Independent Accounting Firm shall not apply or be bound by any other policies, practices or principles. The Independent Accounting Firm shall, within 20 days after submission, determine and report in writing to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties hereto. Buyers and Sellers shall share equally the fees and charges of the Independent Accounting Firm. The parties acknowledge and agree that no adjustments shall be made to the accumulated depreciation and inventory line items reflected on the Closing Balance Sheet so long as such line items are determined in accordance with Sellers' current accounting procedures, consistently applied. The parties also acknowledge and agree that appropriate adjustments will be made on the Closing Balance Sheet for cash discounts on receivables paid by or credited to customers of Parker postmarked no later than March 5, 1999, under the Sellers' "8% Prepayment Program" so that Buyers are not adversely affected by any such discounts.

         2.9 Real Property. The parties hereto acknowledge the proposed sale by Sellers of the Real Property (including the Facilities) to the Authority, subject to the lease thereof by the Authority to Buyers (the "Authority Transaction"). The Real Property (and the Facilities thereon) shall therefore be excluded from the Parker Assets being acquired by Buyers hereunder. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be responsible for any of the costs of the Authority Transaction.

                                   SECTION 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer, jointly and severally, as follows:

         3.1 Organization and Good Standing. Owosso is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. DWZM is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Owosso owns all of the outstanding capital stock of DWZM.

         3.2 Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against each Seller in accordance with its terms. Upon the execution and delivery by Sellers of the documents described in Section 2.6(a) (collectively, the "Seller Closing Documents"), the Seller Closing Documents will constitute the legal, valid, and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform their respective obligations under this Agreement and the applicable Seller Closing Documents.

         (b) Except as set forth on Disclosure Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will (with or without notice or lapse of time):

              (i) contravene, conflict with, or result in a violation of (A) any provision of the Sellers' articles of incorporation or by-laws, or (B) any resolution adopted by the boards of directors or the stockholders of Sellers;

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief in respect of the Contemplated Transactions, under any Legal Requirement or any Order to which Sellers, any Parker Asset or any Leased Equipment is or would be bound;

              (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by either Seller and that otherwise relates to, or affects, any Parker Asset or any Leased Equipment;

              (iv) to the Knowledge of Sellers, cause either Buyer to become subject to, or to become liable for the payment of, any tax (including, but not limited to, transfer, sales, income, gross receipts, license, payroll, employment, excise, severance, stamp occupation, premium, windfall profit, environmental, customs, duties, capital stock, franchise, real property, registration, including any interest or penalty interest or addition thereto) with the exception of those incurred in the ordinary course of such Buyer's business after the Closing Date and unrelated to the Contemplated Transactions; or

              (v) result in the imposition or creation of any Encumbrance upon or with respect to any Parker Asset or any Leased Equipment, which will not be removed prior to Closing, except for Sellers' rights under this Agreement.

         3.3 Leased Property. Disclosure Schedule 3.3 contains a complete and accurate list of all leasehold interests in real property and all leasehold interests in personal property held by either Seller and related to the Business. Sellers have delivered or made available to Buyers copies of such leases, and copies of all title insurance polices, opinions, abstracts, and surveys in the possession of Sellers or Sellers' agents and relating to such property interests.

         3.4 Good Title to Assets. Except as set forth on Disclosure Schedule 3.4, (a) Sellers have good title to all of the Parker Assets and the Real Property, (b) all of the Parker Assets and Real Property are free and clear of restrictions on or conditions to transfer or assignment, and (c) all of the Parker Assets and Real Property are, and at Closing will be, free and clear of all Encumbrances except those easements and restrictions of record that are not material to Buyers' ownership and use of such assets, and otherwise acceptable to Buyers in Buyers' sole discretion.

         3.5 Condition and Sufficiency of Assets; Warranty. Except as set forth on Disclosure Schedule 3.5, to Sellers' Knowledge each piece of Equipment is mechanically or structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All buildings, plants, and structures owned or leased by Sellers in connection with the Business are structurally sound, are in good repair, are clean and in good housekeeping order, lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or conflict with the property rights of, any other Person. The Parker Assets, the Real Property, and the Leased Equipment constitute all of the assets material to the conduct of the Business as it is presently operated by Sellers.

         3.6 Inventory. Disclosure Schedule 3.6 is a complete and accurate list of the Inventory as of the last day of the most recently completed fiscal month of Parker Industries and the location(s) of the Inventory. All Inventory is located at the Facilities unless otherwise indicated on such Schedule. Except to the extent disclosed thereon, all items included in the Inventory are of good, merchantable and usable quality. All items included in the Inventory are the property of Sellers except for subsequent valid sales made in the Ordinary Course of Business since the date hereof. Disclosure Schedule 3.6 is based on quantities determined in accordance with past practices of the Business with the Inventory valued at the lower of cost or market, and cost is determined using the FIFO method, applied on a basis consistent with that used to prepare the Fiscal 1998 Financial Statements.

         3.7 Intangibles. Disclosure Schedule 3.7 contains a complete and accurate list of all patents, registered trademarks and registered copyrights used by Sellers in the operation of the Business. Except as set forth on Disclosure Schedule 3.7, (a) no claim respecting any Intangible materially adverse to the interests of the Business is pending, or to the Knowledge of Sellers, has been threatened, (b) Sellers have received no notice of any infringement or other violation arising out of Sellers' use of any Intangible,
(c) no litigation is pending wherein any Intangible is alleged to infringe or violate the rights of another, and (d) Sellers own or use each of the Intangibles free and clear of any Encumbrance, except for Encumbrances of the owners of commercially available computer software used in the Business.

         3.8 Compliance With Legal Requirements; Governmental Authorizations.

         (a) Except as set forth on Disclosure Schedule 3.8(a):

              (i) Sellers are, and at all times since January 1, 1994, have been, in full compliance with each Legal Requirement that is or was applicable to the use of any the Parker Assets;

              (ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may give rise to any obligation on the part of Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

              (iii) Sellers have not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement that may give rise to an obligation on the part of either Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Disclosure Schedule 3.8(b) contains a complete and accurate list of each Governmental Authorization that is held by Sellers or that otherwise relates to the operation of the Facilities and the manufacture of grain handling equipment therein. Each Governmental Authorization listed or required to be listed on Disclosure Schedule 3.8(b) is valid and in full force and effect. Except as set forth on Disclosure Schedule 3.8(b):

              (i) Sellers are, and at all times since January 1, 1994 have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Disclosure Schedule 3.8(b);

              (ii) to the best of Sellers' Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time)
         (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Disclosure Schedule 3.8(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Disclosure Schedule 3.8(b);

              (iii) Sellers have not received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

              (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Disclosure Schedule 3.8(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed on Disclosure Schedule 3.8(b) collectively constitute all of the Governmental Authorizations necessary to permit Sellers to lawfully operate the Parker Assets in conjunction with the operation of the Business.

         3.9 Legal Proceedings; Orders.

         (a) Except as set forth on Disclosure Schedule 3.9(a) there is no pending Proceeding: (i) that has been commenced by or against either Seller or that otherwise relates to or may affect the Parker Assets, the Real Property, or the Leased Equipment; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Sellers' Knowledge, no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed on Disclosure Schedule 3.9(a).

         (b) Except as set forth on Disclosure Schedule 3.9(b): (i) there is no Order to which Sellers, or any of the Parker Assets, Real Property, or any of the Leased Equipment, is subject; and (ii) Sellers are not subject to any Order that relates to the Parker Assets, Real Property, or the Leased Equipment.

         (c) Except as set forth on Disclosure Schedule 3.9(c): (i) Sellers are, and at all times since January 1, 1994, have been, in full compliance with all of the terms and requirements of each Order listed or required to be listed on Disclosure Schedule 3.9(b); (ii) to Sellers' Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of the Parker Assets, Real Property, or any Leased Equipment is subject; and (iii) Sellers have not received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any of the Parker Assets, Real Property, or any of the Leased Equipment is subject.

         3.10 Contracts; No Defaults.

         (a) Disclosure Schedule 3.10(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Parker Asset, Real Property, and any Leased Equipment and each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing (collectively, the "Contracts").

         (b) Except as set forth on Disclosure Schedule 3.10(b), each Contract identified or required to be identified on Disclosure Schedule 3.10(a) is in full force and effect and is valid and enforceable in accordance with its terms.

         (c) Except as set forth on Disclosure Schedule 3.10(c):

              (i) Sellers are, and at all times have been, in full compliance with all applicable terms and requirements of each Contract;

              (ii) Sellers have not given to or received from any other Person, any notice or other communication (whether written or oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

         (d) Except as set forth on Disclosure Schedule 3.10(d), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts payable by Sellers under current or completed Contracts with any Person and no such Person has made written demand for such re-negotiation.

         3.11 Environmental Matters. Except as set forth on Disclosure Schedule
3.11 and in connection with the Parker Assets, Real Property and/or Business:

         (a) Sellers are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental, Health and Safety Requirements.

         (b) Neither Sellers nor any of their Affiliates nor, to Sellers' Knowledge, any of their predecessors, has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any past or current facility (including the Facilities) or operation of the Business and arising under Environmental, Health and Safety Requirements.

         (c) There are no pending or to Sellers' Knowledge, Threatened claims, Encumbrances, or other restrictions of any nature arising under or pursuant to any Environmental, Health and Safety Requirements, with respect to or affecting the Parker Assets, Real Property, or the Leased Equipment.

         (d) None of the following exists on the Real Property: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments, or disposal areas.

         (e) Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Material, or owned or conducted any operation on the Real Property (and the Real Property is not contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or any other Environmental, Health and Safety Requirement.

         (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

         (g) Sellers have not, nor have any of their predecessors or Affiliates, either expressly or by operation of law, assumed or undertaken any liability including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements with respect to any Parker Asset, Real Property, or any Leased Equipment.

         (h) To the Knowledge of Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of Sellers, or any of their predecessors or Affiliates, will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements including, without limitation, any relating to on-site or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resources damage.

         (i) Sellers have delivered to Buyers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Real Property, or concerning compliance by, or liabilities of, Sellers, or any other Person for whose conduct Sellers are or may be held responsible, with or under Environmental, Health and Safety Requirements in connection with the Business of the Real Property.

         3.12 Labor Relations; Compliance. Since January 1, 1994, Sellers have not been and are not a party to any collective bargaining or other labor Contract which affects the Business. Since January 1, 1994, there has not been, there is not presently pending or existing, and to Sellers' Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting either Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Sellers or Sellers' premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Sellers, and no such action is contemplated by Sellers. Sellers have in respect to the Business complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Sellers are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.13 Suppliers. Disclosure Schedule 3.13 includes a list of those material suppliers of services and materials required to operate the Equipment and the Facilities. None of such suppliers has given notice that it intends to terminate or modify in any material respect its relationship with Sellers, and Sellers agree to notify Buyer immediately of any such change or prospective change in any such relationship occurring prior to Closing.

         3.14 Employee Benefit Plans and Similar Arrangements.

         (a) Disclosure Schedule 3.14(a) lists all employee benefit plans and other similar arrangements to which Sellers are or ever have been a party or by which Seller are or ever have been bound, legally or otherwise, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to Seller automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (iii) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

         (b) Sellers have delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreement and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

         (c) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

         (d) Sellers are in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Legal Requirements applicable with respect to all such employee benefit plans, agreements and arrangements. Sellers have performed all their obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. To the best Knowledge of Sellers, there are no actions, suits or claims (other than routine claims for benefits) pending or Threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best Knowledge of Sellers, no facts exist which could give rise to any such actions, suits or claims.

         (e) With respect to each such plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "Plan" (within the meaning of Section 4975(e)(1) of the Code), there has occurred no transaction prohibited by
Section 406 of ERISA and no "prohibited transaction" within the meaning of
Section 4975(c) of the Code).

         (f) All group health plans of Sellers and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under
Section 4980B of the Code, Sellers do not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

         (g) There has been no act or omission by Sellers or any ERISA Affiliate that has given rise to or any give rise to fines, penalties, taxes, or related changes under Section 502(c), or Section 4071 of ERISA or Chapter 43 of the Code.

         3.15 Financial Statements. The unaudited financial statements of Parker Industries at and for the 12-month period ended October 25, 1998 attached hereto as Disclosure Schedule 3.15, have been prepared in accordance with the past practices of the Business and on a consistent basis throughout the period covered by such financial statements. The financial statements referred to in this Section 3.15 fairly present the financial position of Parker Industries as of the date thereof and the results of operations and cash flows for the period indicated. The books and records of the Business to be transferred to Buyer properly reflect in all material respects all income and expense items (including accruals) and all assets and liabilities relating to the Business. The financial statements constituting Disclosure Schedule 3.15 disclose or adequately reserve for all liabilities or obligations of Sellers with respect to the Business of any nature, whether known or unknown, due or to become due, fixed or contingent, which, singly or in the aggregate, are material to the operations, prospects or financial condition of the Business and which are required by GAAP to be reflected thereon, other than liabilities arising under this Agreement or described in the Schedules hereto.

         3.16 Accounts Receivable. All Accounts Receivable (other than Accounts Receivable collected since October 25, 1998) reflected on the balance sheet included in the financial statements referred to in Section 3.15 are, and all Accounts Receivable arising from or otherwise relating to the Business as of the Closing Date will be, valid and genuine. To the Knowledge of Sellers, the reserve for doubtful accounts reflected on the balance sheet included in the financial statements referred to in Section 3.15 has been determined in accordance with GAAP and is adequate. All Accounts Receivable arising out of or relating to the Business as of the Closing Date will be included in the Closing Balance Sheet in accordance with GAAP.

         3.17 Recalls. Sellers have no Knowledge of any production problems or other matters relating to the Business that could reasonably be expected to lead to recall of products, whether voluntary or mandatory.

         3.18 Systems and Equipment Year 2000 Compliant. Except as set forth on Disclosure Schedule 3.18, to Sellers' Knowledge, the computer systems and equipment containing embedded microchips necessary to enable the Business and its operations (including systems and equipment supplied by others or with which the systems of Parker Industries interface) are in all material respects Year 2000 Compliant. Sellers have furnished to Buyer copies of description of all programs and plans of Parker Industries, if any currently exist, relating to making such systems and equipment Year 2000 Compliant. For purposes of this
Section 3.18, the term "Year 2000 Compliant" means that such systems and equipment shall be able accurately to process (including, without limitation, calculate, compare and sequence) date and time data from, into and between the years 1999 and 2000 and any other years in the twentieth and twenty-first centuries. Except as set forth on Disclosure Schedule 3.18, Sellers know of no inability on the part of any supplier or customer of, or service provider to, Parker Industries to timely insure that its systems and equipment are Year 2000 Compliant.

         3.19 Investment Representation. Sellers have no intention of selling the Note or any interest therein in violation of federal securities laws of any applicable state securities laws. Prior to the date of this Agreement, each Seller has reviewed all information provided to it by Buyers and has had the opportunity to ask questions of and receive answers from representatives of Buyers concerning Buyers and to obtain certain additional information requested of Buyers.

         3.20 Disclosure.

         (a) No representation or warranty of Sellers in this Agreement and no statement in a Schedule to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in the light of the circumstances under which they were made, not misleading. There is no fact known to Sellers that has specific application to Sellers (other than general economic or industry conditions) and that materially adversely affects any of the Parker Assets, the Real Property or any Leased Equipment that has not been set forth in this Agreement or a Disclosure Schedule.

         (b) Sellers have conducted a thorough investigation and inquiry with respect to the representations and warranties contained in this Agreement.

                                   SECTION 4.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyers represent and warrant to Sellers as follows:

         4.1 Organization and Good Standing. Each Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa.

         4.2 Authority; No Conflict.

         (a) This Agreement constitutes the legal, valid, and binding obligation of each Buyer, enforceable against each such Buyer in accordance with its terms. Upon the execution and delivery by Buyers (or one of them) of the documents described in Section 2.6(b) (collectively, the "Buyer Closing Documents"), the Buyer Closing Documents will constitute the legal, valid, and binding obligation of each Buyer signatory thereto, enforceable against each such Buyer in accordance with its terms. Buyers have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer Closing Documents and to perform their respective obligations under this Agreement and the Buyer Closing Documents.

         (b) Neither the execution and delivery of this Agreement by either Buyer nor the consummation or performance of any of the Contemplated Transactions by either Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

              (i) any provision of Buyer's articles of incorporation or by-laws;

              (ii) any resolution adopted by the shareholder of Buyer;

              (iii) any Legal Requirement or Order to which Buyer may be subject; or

              (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

         4.3 Accounts Receivable. At Closing, there will be no pledges of, security interests in, or liens on the Accounts Receivable, other than to Sellers as contemplated herein, on account of prior obligations of Buyers. Neither the execution and delivery of the Note, or the execution and delivery of the Guaranty Agreement, nor the granting to Sellers of a security interest in the Accounts Receivable will contravene, conflict with, or result in a violation of any agreement to which either of the Buyers is a party.

                                   SECTION 5.
                               COVENANTS OF SELLER

         5.1 Access and Investigation. Between the date of this Agreement and the earlier of the date this Agreement is terminated pursuant to Section 11 (the "Termination Date") and the Closing Date, Sellers will permit representatives, agents, employees, surveyors, contractors, lenders, appraisers and engineers designated by Buyers reasonable access to and entry upon the Real Property and the Facilities during normal business hours to examine, sample, inspect, measure and test any of the Parker Assets.

         5.2 Maintenance of Assets. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, Sellers will:

         (a) maintain the Parker Assets, the Real Property and the Leased Equipment in customary repair, order and condition, maintain all insurance with respect to the Parker Assets in effect on the date of this Agreement, and, in the event of casualty, loss or damage to any Parker Asset, any of the Facilities or any Leased Equipment prior to the Closing Date for which it is insured, either repair or replace such damaged property or, at the Buyer's option, transfer the proceeds of such insurance to Buyers at the Closing;

         (b) comply in all material respects with all Legal Requirements and contractual obligations applicable to the Parker Assets, the Real Property and the Leased Equipment including, without limitation, the Leases; and

         (c) continue to conduct the Business in the Ordinary Course of Business, except for actions contemplated by, required, or prohibited under this Agreement. Without limiting the generality of the foregoing and consistent therewith, Sellers shall continue to maintain and service the Parker Assets in the same manner as has been its consistent past practice, use its commercially reasonable efforts to keep available the services of present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, and distributors of the Business. Sellers will not expend in excess of $10,000 in any calendar month on capital expenditures or on orders for raw materials without Buyers' prior written approval. Sellers will provide Buyers with information regarding any open customer order in excess of $50,000 that will not be completed prior to Closing, and will not undertake any such order without Buyer's prior written approval.

         5.3 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, on a Best Efforts basis, Sellers will cooperate with Buyers with respect to all filings that Buyers elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions.

         5.4 Notification. Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyers in writing if Sellers become aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Sellers as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in a Disclosure Schedule hereto if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyers a supplement to such Schedule specifying such change. During the same period, Sellers will promptly notify Buyers of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

         5.5 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 11, neither Sellers nor any of their shareholders will, and Sellers will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the Parker Assets or the Leased Equipment (other than in the Ordinary Course of Business), or any of the capital stock of DWZM, or any merger, consolidation, business combination, or similar transaction involving DWZM.

         5.6 Best Efforts. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Section 8 and Section 9 to be satisfied.

                                   SECTION 6.
                               COVENANTS OF BUYERS

         6.1 Notification. Between the date hereof and the Closing Date, Buyers will promptly notify Sellers in writing if Buyers become aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of buyers as of the date of this Agreement, or if buyers become aware of the occurrence after the date of this Agreement or any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any fact or condition require any change in a Disclosure Schedule hereto if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Buyers prior to Closing deliver to Sellers a supplement to such Schedule specifying such change. During the same period, Buyers will promptly notify Sellers of the occurrence of any Breach of any covenants of Buyers in this Section 6.1 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 9 impossible or unlikely.

         6.2 Required Approvals. As promptly as practicable after the date of this Agreement, Buyers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the earlier of the Termination Date and the Closing Date, on a Best Efforts basis, Buyers will cooperate with Sellers in respect to all filings that Sellers elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions.

         6.3 Best Efforts. Between the date hereof and the earlier of the Termination Date and the Closing Date, Buyers will use their Best Efforts to cause the conditions in Section 9 to be satisfied.

                                   SECTION 7.
                               EMPLOYMENT MATTERS

         7.1 Employees. Buyers will offer employment as of the Closing Date to all full-time employees of the Business and who are employed by Sellers on the Closing Date, except for those employees listed on Disclosure Schedule 7.1 (which shall be provided by Buyers to Sellers prior to the Closing Date). Each employee who accepts Buyers' offer of employment shall be referred to herein as a "Continuing Employee."

         7.2 Employee Records. Sellers shall make available to the Buyers all personnel records, including names, Social Security Numbers, performance reviews, evaluations and ratings, dates of hire by Sellers or any of their Affiliates, dates of birth, number of hours worked each calendar year, and salary histories, for all Continuing Employees.

         7.3 Termination and Severance Pay. Sellers will be responsible for any termination and severance pay in connection with the termination of any employee's employment with any Seller, whether or not any such employee becomes a Continuing Employee, provided, Buyers shall in no event be responsible for, or obligated to pay, any amounts owing by either Seller to any Continuing Employee, whether by contract or otherwise, as a result of the termination of any employee's employment with Parker Sub or any affiliate thereof.

                                   SECTION 8.
               CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE

         Buyers' obligation to purchase the Parker Assets, assume the Contracts and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

         8.1 Accuracy of Representations. All of the representations and warranties of Sellers in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedules; provided that each of the representations and warranties of Sellers in Sections 3.4 and 3.14 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedules.

         8.2 Performance by Sellers. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 2.5(a) must have been delivered, and each of the other covenants and obligations in Section 5 must have been performed and complied with in all respects.

         8.3 Consents. Each of the Consents identified on Disclosure Schedule 3.2(b) must have been obtained and must be in full force and effect.

         8.4 Title Insurance. Receipt of a commitment for title insurance policy (the "Title Commitment") from a title insurance company of Buyers' choice (the "Title Company") insuring Buyer's interest in the Real Property, in an amount satisfactory to Buyers, subject only to exceptions reasonably acceptable to Buyers and containing endorsements requested by Buyers. Buyers shall pay the search charges, copying charges and title insurance premium associated with the Title Commitment.

         8.5 Survey of Real Property. Receipt of a survey (the "Survey") with respect to the Real Property of a recent date, reasonably acceptable to Buyers and consisting of a plat and field notes, prepared by a licensed surveyor reasonably acceptable to Buyers, and the Title Company, which Survey shall: (a) reflect the actual dimensions, the gross area and the net area of the Real Property, the location of any easements, rights-of-way, setback lines or other matters referred to in the Title Commitment; (b) include the surveyor's registration number and seal and the date of the Survey; (c) include a certification to Buyers and the Title Company reasonably acceptable to each; (d) reflect that the Real Property has access to and from a publicly dedicated street, roadway or highway; (e) be sufficient to cause the Title Company to delete any "survey exception" in Schedule B of the Title Policy to the extent permitted by the rules of ALTA; and (f) to reflect the area within the Real Property, if any, that has been designated by any governmental agency or body as being subject to special or increased flood hazards; and (g) comply with the most recent Minimum Standard Detail Requirements of ALTA/ACSM Legal Title Survey as required by Buyers. Buyers and Sellers shall each pay one-half of the cost of obtaining the Survey.

         8.6 Acquisition of Leased Equipment and Leased Real Property. Sellers shall be capable of transferring to Buyers all right, title and interest in and to the Leased Equipment and the Leased Real Property (by exercise of option or otherwise), on terms reasonably acceptable to Buyers, free and clear of all Encumbrances, except those easements and restrictions of record that are not material to Buyers' ownership and use of such leased assets.

         8.7 Additional Documents. Each of the following documents must have been delivered to Buyers:

         (a) an opinion of Pepper Hamilton LLP, counsel to Sellers, dated the Closing Date, substantially in the form of Exhibit 8.7(a), which shall also be directed to and may be relied upon by any financial institution or institutions providing the financing to Buyers;

         (b) a certificate of Sellers representing and warranting to Buyers that the conditions set forth in Sections 8.1, 8.2 and 8.8 have been fulfilled;

         (c) such other documents as Buyers may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Sellers and their shareholders, (ii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by the Sellers, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;

         (a) Sellers shall have provided Buyers with such financial or other information with respect to Parker Industries and/or the Business required by Buyers in order to comply with the requirements of the Securities and Exchange Act of 1934, as amended, including, without limitation, Item 2 of Form 8-K promulgated thereunder; and

         (b) a fully-executed lease of the Real Property in recordable form from the Authority to Buyer having an initial term of seven years and at such rental and containing such other terms as are reasonably satisfactory to Buyer.

         8.8 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions including any claim asserting that such Person is entitled to all or any portion of the Purchase Price payable for the Parker Assets.

         8.9 Material Adverse Change. There shall not have occurred any material adverse change to the Business or the financial condition or properties of Parker Industries.

                                   SECTION 9.
           CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

         The obligation of Sellers to sell the Parker Assets and the obligations of Sellers to take such other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by in whole or in part):

         9.1 Accuracy of Representations. All of Buyers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         9.2 Buyers' Performance. All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. Buyers must have delivered each of the documents required to be delivered by Buyers pursuant to Section 2.6(b) and must have made the cash payments as required pursuant to Section 2.6(b), and each of the other covenants and obligations in Section 6 must have been performed and complied with in all respects.

         9.3 Consents. Each of the Consents identified on Disclosure Schedule 3.2(b) must have been obtained and must be in full force and effect.

         9.4 Additional Documents. Buyers must have caused the following documents to be delivered to Seller:

         (a) an opinion of Gallop, Johnson & Neuman, L.C., counsel to Buyers, dated the Closing Date, substantially in the form of Exhibit 9.4(a);

         (b) a certificate of Buyers representing and warranting to Sellers that the conditions set forth in Sections 9.1, 9.2 and 9.5 have been fulfilled;

         (c) the Note;

         (d) the Security Agreement;

         (e) the Guaranty Agreement; and

         (f) such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyers, (ii) evidencing the performance by Buyers of, or the compliance by Buyers with, any covenant or obligation required to be performed or complied with by Buyers, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         9.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions including any claim asserting that such Person is entitled to all or any portion of the Purchase Price payable for the Parker Assets.

         9.6 Authority Transaction. The Authority transaction shall have been consummated.


                                  SECTION 10.
                             POST-CLOSING COVENANTS

         10.1 Maintenance of Accounts Receivable. After the Closing Date and until the Note is satisfied in full, Buyers shall maintain the Accounts Receivable of the Business in the same manner and at the same level consistent with Top Air's practice prior to the Closing Date with regard to its own receivables. From time to time and upon Sellers' reasonable request, Buyers shall provide Sellers with evidence of the Account Receivables.

         10.2 No Additional Pledges. After the Closing Date and until the Note is satisfied in full, Buyers shall not grant any other security interest in or otherwise dispose of in any manner other than collection thereof in the Ordinary Course of Business any of the Accounts Receivable, other than a security interest which is subordinate to that of Sellers.

         10.3 Information. After the Closing Date and until the Note is satisfied in full, Buyers shall provide Sellers a copy of any public reports filed by Buyers with the Securities and Exchange Commission pursuant to requirements of the Securities Exchange Act of 1934, as amended, including reports on form 10-K, 10-Q and any proxy statements filed with the Securities and Exchange Commission and distributed to shareholders of Buyers, in each case within a reasonable amount of time after the filing of such public report.

         10.4 Broker Settlement. Buyers and Sellers acknowledge the claims of Mega Capital Corporation and Peter Wright (collectively, the "Brokers") concerning the right to receive a brokerage fee upon consummation of the Contemplated Transactions. Pursuant to a letter dated February 24, 1999, addressed to Owosso and signed by Brokers concerning such claim, Buyers and Sellers have agreed to pay a total of $75,000, of which no more than $25,000 shall be paid by Sellers, to Brokers in exchange for a total release. Buyers and Sellers covenant and agree to pursue a final settlement with Brokers on these terms as expeditiously as possible.

         10.5 Environmental Remediation. Sellers acknowledge that Buyers will arrange and pay for soil testing on the Real Property in the vicinity of the existing above-ground storage tanks with respect to the presence of potential Hazardous Materials. If Hazardous Materials are discovered, Sellers covenant and agree that, upon notice from Buyers, Sellers will promptly and diligently remediate the Real Property consistent with Iowa Risk-Based Corrective Action Standards/Tier I level, at Sellers' sole cost and expense.

         10.6 Permits. Sellers acknowledge that State of Iowa Department of Natural Resources Permit No. 95-A-006-S1 with respect to Spray Booth EP1 has been issued subject to certain testing of emissions from the exhaust stacks. At Sellers' sole cost and expense, Sellers shall obtain such testing and make any alterations so that the exhaust stacks satisfy the requirements for the issuance of such permit.

                                   SECTION 11.
                                   TERMINATION

         11.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by Buyers, if a material Breach of any provision of this Agreement has been committed by Sellers and by Sellers if a material Breach of any provision of this Agreement has been committed by Buyers, provided that the other party and such Breach has not waived such Breach;

         (b) by Buyers, if Buyers, in their sole discretion, determine to have a Phase I and/or a Phase II environmental investigation of the Real Property conducted and if the report of such investigations (the "Environmental Report") discloses any environmental conditions which have not previously identified to Buyers and are not reasonably satisfactory to Buyers, in their sole discretion;

         (c) (i) by Buyers if any of the conditions in Section 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with its obligations under this Agreement) and Buyers have not waived such condition on or before the Closing Date; or (ii) by Sellers if any of the conditions in
Section 9 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with its obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (d) by Buyers, in their sole discretion, if Sellers' updated Disclosure Schedule (pursuant to Section 8.1) are not satisfactory to Buyers.

         (e) by mutual written consent of Buyer and Sellers; or

         (f) by Buyers or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 5, 1999, or such later date as the parties may agree upon.

         11.2 Effect of Termination. Each party's right of termination under
Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 14.1 and 14.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                  SECTION 12.
                            INDEMNIFICATION; REMEDIES

         12.1 Survival; Right to Indemnification Not Affected by Knowledge; Exceptions. All representations, warranties, covenants, and obligations to be performed prior to Closing in this Agreement, the Exhibits, the Disclosure Schedules, the supplements to the Disclosure Schedules, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of two (2) years; provided, however, that notwithstanding the foregoing, Sellers' indemnification obligations, with respect to a breach of the representations and warranties (a) under Section 3.2(a) shall survive for the maximum time period permitted by law, (b) under Section 2.3 and 2.7 shall survive the Closing until the expiration of the applicable statute of limitations, (c) under Section 3.11 shall survive for a period of 7 years following the Closing Date, and (d) under Section 12.2(b) shall survive for 5 years (such items referred to in this Section 12.1(a), (b), (c) and (d) and in Section 12.2(a)(iv) are collectively referred to herein as the "Excluded Basket Items"). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, and the determination of the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation will be determined as if all references to "material" and "materially" were deleted from any representation.

         12.2 Indemnification and Payment of Damages by Sellers. Subject to
Section 12.7, Sellers, jointly and severally, will indemnify and hold harmless Buyers, and its respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney's fees) ("Expenses") or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) General.

              (i) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Schedules, or any other certificate or document delivered by Sellers or their shareholders pursuant to this Agreement;

              (ii) any Breach of any representation or warranty made by Sellers in this Agreement together with any supplement to the Disclosure Schedule prepared by Sellers as if such representation or warranty were made on and as of the Closing Date;

              (iii) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement; or

              (iv) any claim against Buyers by any Person with respect to any Retained Liability.

         (b) Product Warranty. In addition to the provisions of Section 10.2(a), Sellers will indemnify and hold harmless Buyers, and the other Indemnified Persons for, and will pay to Buyers, and the other Indemnified Persons the amount of, any Damages (including appropriate labor and overhead costs) in connection with product warranty claims by third parties with respect to products Manufactured by the Business prior to the Closing Date solely to the extent such Damages exceed the Product Warranty Cap Amount.

         12.3 Indemnification and Payment of Damages by Buyers. Buyers will indemnify and hold harmless Sellers and will pay to Sellers and Sellers' Representatives, partners, stockholders, controlling person and Affiliates, the amount of any Expenses and Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyers in this Agreement, the Disclosure Schedules prepared by Buyers, or in any certificate delivered by Buyers pursuant to this Agreement, and (b) any Breach of a representation or warranty made by Buyers in this Agreement together with any supplement to the Disclosure Schedule prepared by Buyers as if such representation or warranty were made on and as of the Closing Date; (c) any Breach of any covenants or obligation of Buyers in this Agreement; and (d) any claim relating to the Assumed Liabilities.

         12.4 Procedure for Indemnification--Third Party Claims.

         (a) Promptly after receipt by an indemnified party under Section 12.2 or 12.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 12.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding, or (iii) the outcome of the Proceeding will have a continuing effect the indemnified party), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12.4(c)(b) for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary Damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its Consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any state or federal court situated in Iowa in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers and their shareholders with respect to such a claim anywhere in the world.

         12.5 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         12.6 Legal Fees and Expenses. Except as expressly set forth in this
Section 12, each party shall pay its own legal expenses with respect to all matters arising under this Section 12.

         12.7 Limit of Indemnification. Notwithstanding any provision in this
Section 12 to the contrary, no claim for indemnification may be made unless and until the aggregate of all indemnifiable claims suffered by the potential indemnified parties exceeds $100,000 and thereafter only for amounts in excess of said $100,000 threshold; provided, however, that Sellers' obligation to indemnify with respect to breaches of its representations, warranties or agreements with respect to the Excluded Basket Items shall not be subject to said $100,000 limitation. The indemnifiable claims required to be paid by Sellers pursuant to this Section 12 shall in no event exceed the amount of the Purchase Price. Indemnification pursuant to this Section 12 shall be the sole remedy to any party hereto for Breaches by another party prior to Closing of the representation and warranties contained in this Agreement.

         12.8 Right of Set-Off. Buyers shall have the right to set-off against its payment obligations under the Note made and delivered pursuant to Section 2.2(a)(ii) for any amount Buyers may be entitled in accordance with the provisions of this Section 12 or otherwise pursuant to this Agreement, provided, however, any amounts proposed by Buyers to be set-off pursuant to this Section
12.8 and contested by Sellers shall be paid when due into an interest-bearing escrow account with instructions to disburse such funds (and accrued interest thereon) to Buyers if Buyers prevail in the subject dispute, to Sellers if Seller prevail in the subject dispute, and pursuant to the joint instructions of Buyers and Sellers if an accommodation is attained between Buyers and Sellers.

                                   SECTION 13.
                                   ARBITRATION

         13.1 Arbitration. Any dispute arising under this Agreement shall be settled by arbitration in Chicago, Illinois, before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each party to a dispute that such dispute has been referred to arbitration. The arbitrator shall be selected by the joint agreement of Buyer and Seller, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereof; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for the arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The submission of any dispute to arbitration shall not relieve the parties hereto from the respective obligations under this Agreement that are not the specific subject matter of such dispute.

                                  SECTION 14.
                               GENERAL PROVISIONS

         14.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         14.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Top Air and Owosso jointly agree. Unless consented to by the other parties hereto in advance, or unless required by Legal Requirements, prior to the Closing, all parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their attorneys, accountants, banks, brokers or other professionals who have an obligation to maintain the confidentiality of information relating to this Agreement.

         14.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyers and Sellers will maintain in confidence, and will cause the directors, officers, partners, employees, agents, and advisors of Buyers and Sellers to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless
(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         14.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers:                   Owosso Corporation
                                    The Triad Building
                                    2200 Renaissance Boulevard
                                    Suite 150
                                    King of Prussia, Pennsylvania  19406
                                    Attention:  George B. Lemmon, Jr.
                                    Facsimile No.:  (610) 275-5122

         with a copy to:            Pepper Hamilton LLP
                                    3000 Two Logan Square
                                    Eighteenth and Arch Streets
                                    Philadelphia, Pennsylvania 19103-2799
                                    Attention: Elam M. Hitchner, III, Esq.
                                    Facsimile No.: (215) 981-4750

         Buyer:                     Parker Acquisition Sub, Inc.
                                    317 Savannah Park Road
                                    Cedar Falls, Iowa  50613
                                    Attention:  Steven R. Lind
                                    Facsimile No.:  (319) 268-1435

         with a copy to:            Gallop, Johnson & Neuman, L.C.
                                    Interco Corporate Tower
                                    101 South Hanley Road, Suite 1600
                                    St. Louis, Missouri  63105
                                    Attention:  Robert H. Wexler, Esq.
                                    Facsimile No.:  (314) 862-1219

         14.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         14.6 Bulk Sales Laws. The parties hereto waive compliance with the requirements of any applicable Bulk Sales Law in connection with the consummation of the Contemplated Transactions.

         14.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Top Air and Owosso dated December 2,
1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.

         14.8 Inconsistencies. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.

         14.9 Assignments; Successors; No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyers may assign any of their rights under this Agreement to any Subsidiary or Affiliate of Buyers. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         14.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         14.11 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         14.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         14.13 Governing Law. This Agreement will be governed by the internal, substantive laws of the State of Iowa applicable to contracts executed and performed entirely within such state.

         14.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         14.15 Waiver of Jury Trial. ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY LITIGATION ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT.





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                                       35

         THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                                       SELLERS:

TOP AIR MANUFACTURING, INC.                                  OWOSSO CORPORATION


By: ____________________________________________             By: __________________________________________
Name:    Steven R. Lind                                      Name:   George B. Lemmon, Jr.
Title:   President and Chief Executive Officer               Title:  President and Chief Executive Officer


PARKER ACQUISITION SUB, INC.                                 DWZM, INC.


By: ____________________________________________             By: _________________________________________
Name:    Steven R. Lind                                      Name:   George B. Lemmon, Jr.
Title:   President and Chief Executive Officer               Title:  Vice President
